Exhibit 99.1

ARKO Corp. Reports Third Quarter 2026 Results and Raises Lower End of the Full Year 2026 Adjusted EBITDA Guidance

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), one of the largest operators of convenience stores in the United States, ranked by store count and one of the largest fuel wholesalers in North America, today announced financial results for the third quarter ended September 30, 2026, and raised lower end of its full year 2026 Adjusted EBITDA guidance.

Third Quarter and 2026 Key Highlights (vs. Year-Ago Period) 1,2

•
Net income for the quarter was $14.3 million compared to $13.5 million for the prior year period, and net income for the nine months ended September 30, 2026, was $18.1 million compared to $20.9 million for the prior year period.
•
Adjusted EBITDA for the quarter was $75.7 million, compared to $75.2 million for the prior year period. Adjusted EBITDA for the nine months ended September 30, 2026 increased 8.5% to $198.6 million, compared to $183.0 million for the prior year period.
•
Retained-store portfolio, consisting of stores the Company does not expect to convert to dealer locations, delivered merchandise sales growth, excluding cigarettes, of 0.8% compared to the prior year quarter.
•
Merchandise margin increased 110 basis points to 34.8% from 33.7% in the prior year quarter, marking the 12th consecutive quarter of year-over-year merchandise margin improvement.
•
Same store retail fuel margin for the quarter increased 4.6 cents per gallon to 48.8 cents per gallon from 44.2 cents per gallon in the prior year period, while same store fuel contribution increased 2.7% from the prior year period.
•
Raises lower end of the full year 2026 Adjusted EBITDA guidance and now expects 2026 Adjusted EBITDA to be in the range of $250 million to $265 million.
•
Repurchased $62.1 million principal amount of the Company's outstanding 5.125% senior notes, for $56.8 million, further strengthening the Company's balance sheet and financial flexibility.
•
Post quarter-end declared quarterly dividend of $0.03 per share of common stock, to be paid on December 3, 2026.
•
On August 4, 2026, the Company’s subsidiary ARKO Petroleum Corp. (Nasdaq: APC) (“APC”), entered into an asset purchase agreement to acquire the business of U.S. Petroleum Partners, LLC ("USPP"), a strategic transaction that is expected to meaningfully expand APC’s scale and infrastructure and reflects the disciplined execution of the growth strategy outlined at the time of its initial public offering.

“We delivered solid third quarter results and continued to make meaningful progress transforming ARKO into a more focused, resilient and cash generative business,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “Through the first nine months of 2026, Adjusted EBITDA increased 8.5% to $199 million. Importantly, our retained-store portfolio generated positive merchandise sales, excluding cigarettes, for each quarter this year, while merchandise margins continued to expand year-over-year for the 12th consecutive quarter. These results reinforce our confidence in our retail transformation and the investments we are making in our core company-operated portfolio.”

Mr. Kotler continued: “Our diversified platform also continues to perform well. Wholesale and Fleet Fueling delivered solid results, and the expected acquisition of USPP’s business would meaningfully expand APC’s scale and its capabilities

1 See Use of Non-GAAP Measures below.

2 All figures for fuel costs, fuel contribution and fuel margin per gallon exclude the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

across the fuel value chain. We believe the combination of continued progress in our retail transformation, disciplined capital allocation and APC’s continued growth positions ARKO to generate stronger and more durable cash flow over time. Based on our year-to-date performance, current business trends and the expected closing of the USPP acquisition, we are raising the low end of our full year Adjusted EBITDA guidance and now expect full year 2026 Adjusted EBITDA to be in the range of $250 million to $265 million.”

Third Quarter 2026 Segment Highlights

Retail

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Fuel gallons sold	205,608	238,622	605,101	703,987
Same store fuel gallons sold decrease (%) [1]	(7.0%)	(4.7%)	(5.3%)	(5.8%)
Fuel contribution [2]	$100,178	$104,127	$292,913	$297,272
Fuel margin, cents per gallon [3]	48.7	43.6	48.4	42.2
Same store fuel contribution [1,2]	$98,273	$95,659	$287,376	$269,032
Same store merchandise sales decrease (%) [1]	(1.4%)	(2.2%)	(1.3%)	(4.4%)
Same store merchandise sales excluding cigarettes increase (decrease) (%) [1]	0.0%	(0.9%)	(0.2%)	(3.0%)
Merchandise revenue	$350,964	$389,727	$1,003,802	$1,144,338
Merchandise contribution [4]	$121,970	$131,479	$345,986	$383,534
Merchandise margin [5]	34.8%	33.7%	34.5%	33.5%
Same store merchandise contribution [1,4]	$119,922	$119,813	$339,894	$340,984
Same store site operating expenses [1]	$156,654	$150,618	$464,018	$444,952

[1] Same store is a common metric used in the convenience store industry. The Company considers a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[3] Calculated as fuel contribution divided by fuel gallons sold.
[4] Calculated as merchandise revenue less merchandise costs.
[5] Calculated as merchandise contribution divided by merchandise revenue.

For the third quarter of 2026, merchandise contribution decreased by $9.5 million, or 7.2%, compared to the third quarter of 2025, while merchandise margin increased by 110 basis points to 34.8% for the third quarter of 2026 compared to 33.7% for the third quarter of 2025. The decrease in merchandise contribution was primarily due to a $10.3 million decrease related to retail stores closed or converted to dealer locations. Same store merchandise contribution increased by $0.1 million in the third quarter of 2026 compared to the third quarter of 2025.

For the third quarter of 2026, same store fuel contribution increased $2.6 million, or 2.7%, with same store fuel margin per gallon for the third quarter of 2026 increasing 4.6 cents per gallon to 48.8 cents per gallon compared to 44.2 for the third quarter of 2025, primarily a result of significant volatility in the fuel market due to the geopolitical environment. Total fuel contribution decreased by $3.9 million, or 3.8%, compared to the third quarter of 2025, primarily due to a $7.3 million decrease in fuel contribution related to retail stores closed or converted to dealer locations compared to the third quarter of 2025, partially offset by the increase in same store fuel contribution.

For the third quarter of 2026, site operating expenses decreased by $12.5 million, or 7.3%, compared to the third quarter of 2025 primarily due to $19.4 million of reduced expenses related to retail stores closed or converted to dealer locations, partially offset by an increase in same store operating expenses of $6.0 million, or 4.0%, primarily due to $3.1 million of higher credit card fees associated with elevated fuel prices, as well as higher personnel costs, utilities and rent.

For the third quarter of 2026, the Company continued execution of its transformation plan, including converting 17 retail stores to dealer locations during the quarter, bringing total conversions to 488 since the dealerization program began in 2024. The Company has an aggregate of approximately 55 additional sites committed under letter of intent, under contract or already converted since quarter end. The Company expects to continue to convert a meaningful number of additional stores and expects to be largely complete by the end of 2027.

The Company continues to invest in its retail stores, including remodels, fas craves food and beverage offerings, retail new-to-industry (“NTI”) stores, technology and automated ordering. Since the launch of its new format fas craves flagship location in June 2025, the Company has been rolling out the new format across its retail store base. In 2026, the Company expects to complete more than 25 store remodels, of which 11 have been completed to date, all which feature the fas craves food and beverage elements. During the first nine months of 2026, the Company opened three NTI retail stores, and plans to open four NTI Dunkin’ stores between now and early 2027.

Wholesale

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Fuel gallons sold – fuel supply locations	211,648	220,220	613,626	624,826
Fuel gallons sold – consignment agent locations	37,564	40,191	110,287	115,635
Fuel contribution [1] – fuel supply locations	$15,279	$13,917	$43,452	$38,854
Fuel contribution [1] – consignment agent locations	$11,441	$11,151	$32,480	$31,650
Fuel margin, cents per gallon [2] – fuel supply locations	7.2	6.3	7.1	6.2
Fuel margin, cents per gallon [2] – consignment agent locations	30.5	27.7	29.5	27.4

[1] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Note: Comparable wholesale sites exclude retail stores converted to dealer locations until the first quarter in which these dealer locations had a full quarter of wholesale activity in the prior year. Refer to Use of Non-GAAP Measures below.

For the third quarter of 2026, wholesale operating income increased by $1.7 million compared to the third quarter of 2025 primarily as a result of additional operating income from retail sites converted to dealer locations, which was partially offset by reduced operating income at comparable wholesale sites.

For the third quarter of 2026, fuel contribution increased by $1.7 million compared to the third quarter of 2025. Fuel contribution for the third quarter of 2026 at fuel supply locations increased by $1.4 million compared to the third quarter of 2025, primarily due to $1.5 million of incremental contribution from retail sites converted to dealer locations. Fuel contribution for the third quarter of 2026 at consignment agent locations increased $0.3 million compared to the third quarter of 2025, primarily due to $0.4 million of incremental contribution from retail sites converted to dealer locations.

Fuel margin per gallon at fuel supply locations increased 0.9 cents per gallon compared to the third quarter of 2025, and fuel margin per gallon at consignment agent locations increased 2.8 cents per gallon compared to the third quarter of 2025, both primarily due to increased prompt pay discounts related to higher fuel costs.

For the third quarter of 2026, other revenues, net increased by $3.5 million, and site operating expenses increased by $3.8 million, in each case compared to the third quarter of 2025, resulting primarily from retail stores converted to dealer locations.

Fleet Fueling

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	32,619	33,124	95,839	98,039
Fuel gallons sold – third-party cardlock locations	3,617	3,458	10,776	9,926
Fuel contribution [1] – proprietary cardlock locations	$16,837	$16,209	$49,534	$47,985
Fuel contribution [1] – third-party cardlock locations	$776	$531	$1,909	$1,825
Fuel margin, cents per gallon [2] – proprietary cardlock locations	51.6	48.9	51.7	48.9
Fuel margin, cents per gallon [2] – third-party cardlock locations	21.5	15.3	17.8	18.4

[1] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

For the third quarter of 2026, fuel contribution increased by $0.9 million compared to the third quarter of 2025. At proprietary cardlocks, fuel contribution increased by $0.6 million, and fuel margin per gallon also increased for the third quarter of 2026 compared to the third quarter of 2025. At third-party cardlock locations, fuel contribution increased $0.3 million, and fuel margin per gallon also increased for the third quarter of 2026 compared to the third quarter of 2025. These increases primarily resulted from significant volatility in the fuel market due to the geopolitical environment.

The Company opened five new fleet fueling locations in the first nine months of 2026 and two locations were added in October 2026. Currently, the Company has an additional 16 locations in various stages of planning and development, reflecting the attractive, durable cash flow profile of its fleet fueling business.

ARKO Petroleum Corp. Strategic Acquisition Transaction Announcement Highlights

•
On August 4, 2026, APC entered into an asset purchase agreement to acquire the business of USPP, a vertically integrated fuel supply and distribution platform serving customers throughout the Great Lakes region. The strategic transaction would meaningfully expand APC’s scale and infrastructure and reflects the disciplined execution of the growth strategy outlined at the time of its initial public offering.
•
The acquisition is expected to add approximately 280 million gallons of annual fuel volume, representing an approximately 14% increase to APC’s trailing 12-month fuel volume, for the period ended September 30, 2026, across approximately 400 dealer locations and to meaningfully increase APC's commercial and operational scale.
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The acquisition is expected to be accretive, contribute approximately $30 million of annualized Adjusted EBITDA and enhance Discretionary Cash Flow, further diversifying APC's earnings and strengthening its cash-generation capability.
•
The addition of two fuel terminals and expanded transportation capabilities is expected to enhance APC’s vertical integration, broaden its participation across the fuel value chain and create opportunities to increase terminal utilization, improve transportation efficiency, generate additional fixed-margin and fee-based income, and capture incremental margin.
•
The consideration at closing will consist of $205 million in cash plus the value of inventory at closing. Additionally, at closing APC will issue $30 million in APC Class A common stock that will be held in escrow and released to the seller subject to the acquired business achieving certain EBITDA-based financial targets in first four full quarters after closing.

•
APC continues to work toward the closing of the transaction, which is expected to occur during the fourth quarter of fiscal year 2026.

Additional details regarding the transaction, including the strategic and financial highlights, can be found in a separate press release and investor presentation issued by APC on August 6, 2026, both available on the Investor Relations section of APC's website at www.arkopetroleum.com.

Liquidity and Capital Expenditures

As of September 30, 2026, the Company’s total liquidity was approximately $1.0 billion, consisting of approximately $184 million of cash and cash equivalents and approximately $845 million of availability under the Company's lines of credit. Outstanding debt was approximately $625 million, which after deducting cash and cash equivalents resulted in net debt of approximately $441 million. During the third quarter of 2026, the Company repurchased $62.1 million principal amount of its outstanding 5.125% senior notes as part of its disciplined capital allocation strategy. Capital expenditures were $41.4 million for the third quarter of 2026, including the purchase of fee properties, investments in NTI retail stores and new fleet fueling locations, remodeling of new format stores, EV chargers, upgrades to fuel dispensers and other investments in stores.

Quarterly Dividend

The Company’s ability to return cash to its stockholders through its cash dividend program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on December 3, 2026 to stockholders of record as of November 20, 2026.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Retail Segment	2026	2025	2026	2025
Number of sites at beginning of period	1,057	1,254	1,118	1,389
Newly opened or reopened sites	—	1	3	3
Company-controlled sites converted to
dealer locations	(17)	(65)	(79)	(194)
Sites closed, divested or converted to rentals	(2)	(8)	(4)	(16)
Number of sites at end of period	1,038	1,182	1,038	1,182

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Wholesale Segment [1]	2026	2025	2026	2025
Number of sites at beginning of period	2,129	2,014	2,099	1,922
Newly opened or reopened sites [2]	6	6	30	16
Company-controlled sites converted to
dealer locations	17	65	79	194
Closed or divested sites	(28)	(32)	(84)	(79)
Number of sites at end of period	2,124	2,053	2,124	2,053

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Fleet Fueling Segment	2026	2025	2026	2025
Number of sites at beginning of period	290	287	295	280
Newly opened or reopened sites	4	2	5	11
Closed or divested sites	—	(1)	(6)	(3)
Number of sites at end of period	294	288	294	288

Full Year 2026 Guidance

Based on its performance through the first nine months of 2026, current business trends and the expected closing of the USPP acquisition, the Company is raising the lower end of its full year 2026 Adjusted EBITDA guidance. The Company now expects full year 2026 Adjusted EBITDA to be in the range of $250 million and $265 million, compared with its previous guidance of $245 million and $265 million. The Company is also increasing its outlook for average annual retail fuel margin to a range of 47.0 cents per gallon to 49.0 cents per gallon, with higher margins expected to offset anticipated lower retail fuel volumes.

The Company is not providing guidance on net income at this time due to the unavailability of certain required inputs that are not available without unreasonable efforts, including depreciation and amortization related to its capital allocation as part of its focus on strategic and organic growth.

Conference Call and Webcast Details

The Company will host a conference call today, November 5, 2026, to discuss these results at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the live call can dial 877-605-1792 or 201-689-8728.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 1000 company that is one of the largest operators of convenience stores in the United States, ranked by store count, and one of the largest fuel wholesalers in North America. Based in Richmond, VA, our retail segment operates retail convenience stores under more than 25 regional store brands in the District of Columbia and more than 30 states across the Mid-Atlantic, Midwestern, Northeastern, Southeastern and Southwestern U.S. Our highly recognizable Family of Community Brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our wholesale segment supplies fuel to independent dealers and consignment agents; our fleet fueling segment includes the operation of proprietary and third-party cardlock locations (unstaffed fueling locations), and commissions from the sales of fuel using proprietary fuel cards that provide customers access to a nationwide network of fueling sites; and our GPMP segment primarily engages in inter-segment transactions related to the wholesale distribution of fuel to substantially all of our sites that sell fuel in the retail, wholesale and fleet fueling segments. In February 2026, we completed the initial public offering of our subsidiary ARKO Petroleum Corp. (Nasdaq: APC), which is the primary operating entity for the wholesale, fleet fueling, and GPMP segments. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com. To learn more about APC, visit: www.arkopetroleum.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “accretive,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to successfully integrate business that it may acquire, including the business of USPP; the Company’s ability to achieve the benefits that it expects to realize as a result of its acquisitions, including the business of USPP; the potential negative impact on the Company’s financial condition and results of operations if it fails to achieve the benefits that it expects to realize as a result of its business acquisitions, including the business of USPP; liabilities of the businesses that the Company acquires that are not known to the Company; the Company’s ability to maintain the listing of its common stock on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which the Company competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; the success of the Company's transformation plan, including the dealerization of retail stores; the impact of APC operating as a public company; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information is useful for its investors, securities analysts, and other interested parties by providing greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company discloses certain measures on a “comparable wholesale sites” basis, which is a non-GAAP measure. Information disclosed on a “comparable wholesale sites” basis excludes wholesale sites added through retail stores converted to dealer locations until the first quarter in which these sites had a full quarter of wholesale activity in the prior year. The Company believes that this information is useful for its investors, securities analysts, and other interested parties by providing greater comparability regarding its ongoing operating performance.

The Company defines EBITDA as net income including net income attributable to non-controlling interests before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition and divestiture costs, share-based compensation expense, other non-cash items, certain litigation expenses, and other unusual or non-recurring charges. Both EBITDA and Adjusted EBITDA are non-GAAP financial measures.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believes these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

EBITDA and Adjusted EBITDA should not be considered as alternatives to any financial measure presented in accordance with GAAP, including net income. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation, or as substitutes for the analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, comparable wholesale sites, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Reconciliations of forward-looking non-GAAP measures related to the business of USPP following its acquisition included in this press release to the corresponding GAAP financial measures are not included due to variability and difficulty in making accurate forecasts and projections, particularly in light of potential changes in USPP’s business following its acquisition, as well as, because certain information is not currently ascertainable or accessible, and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information, nor can the Company accurately predict all the components of the applicable non-GAAP financial measures and reconciling adjustments thereto; accordingly, the corresponding GAAP measures may be materially different than the non-GAAP measures. Such forward-looking information is also subject to uncertainty and various risks, including those set forth in the risk factors discussed above, and there can be no assurance that any forecasted results or conditions will actually be achieved.

Company and Investor Contact

Priya Trivedi

ARKO Corp.

investors@gpminvestments.com

	Condensed Consolidated Statements of Operations
	(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands, except per share amounts)
Revenues:
Fuel revenue	$2,007,278	$1,599,990	$5,407,854	$4,616,448
Merchandise revenue	350,964	389,727	1,003,802	1,144,338
Other revenues, net	32,251	31,116	97,246	88,471
Total revenues	2,390,493	2,020,833	6,508,902	5,849,257
Operating expenses:
Fuel costs	1,861,705	1,453,175	4,984,486	4,195,877
Merchandise costs	228,994	258,248	657,816	760,804
Site operating expenses	188,679	198,491	559,867	600,925
General and administrative expenses	40,787	40,048	124,506	122,403
Depreciation and amortization	32,762	32,944	97,303	101,433
Total operating expenses	2,352,927	1,982,906	6,423,978	5,781,442
Other expenses (income), net	2,337	2,003	9,278	(13,035)
Operating income	35,229	35,924	75,646	80,850
Interest and other financial income	6,685	3,340	14,407	16,397
Interest and other financial expenses	(17,799)	(23,485)	(57,677)	(69,911)
Income before income taxes	24,115	15,779	32,376	27,336
Income tax expense	(9,799)	(2,368)	(14,242)	(6,546)
(Loss) income from equity investment	(11)	48	10	95
Net income	14,305	13,459	18,144	20,885
Less: Net income attributable to non-controlling interests	3,609	—	7,974	—
Net income attributable to ARKO Corp.	$10,696	$13,459	$10,170	$20,885
Series A redeemable preferred stock dividends	(1,450)	(1,450)	(4,301)	(4,301)
Net income attributable to common stockholders	$9,246	$12,009	$5,869	$16,584
Net income per share attributable to common stockholders – basic	$0.08	$0.11	$0.05	$0.15
Net income per share attributable to common stockholders – diluted	$0.08	$0.10	$0.05	$0.14
Weighted average shares outstanding:
Basic	112,182	112,723	111,902	114,196
Diluted	115,846	115,202	115,299	115,489

	Condensed Consolidated Balance Sheets
	(Unaudited)
	September 30, 2026	December 31, 2025
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$183,804	$305,004
Restricted cash	12,995	18,710
Short-term investments	8,337	6,465
Trade receivables, net	188,374	87,331
Inventory	222,645	190,707
Other current assets	111,729	109,520
Total current assets	727,884	717,737
Non-current assets:
Property and equipment, net	778,617	739,570
Right-of-use assets under operating leases	1,316,436	1,340,450
Right-of-use assets under financing leases, net	130,653	144,601
Goodwill	299,973	299,973
Intangible assets, net	143,397	160,136
Equity investment	118	3,117
Deferred tax asset	57,772	62,625
Other non-current assets	71,985	66,603
Total assets	$3,526,835	$3,534,812
Liabilities
Current liabilities:
Long-term debt, current portion	$16,155	$36,676
Accounts payable	216,215	156,616
Other current liabilities	174,046	148,340
Operating leases, current portion	82,810	78,162
Financing leases, current portion	6,584	13,239
Total current liabilities	495,810	433,033
Non-current liabilities:
Long-term debt, net	608,588	875,469
Asset retirement obligation	88,656	89,304
Operating leases	1,357,477	1,374,101
Financing leases	194,852	199,691
Other non-current liabilities	202,595	195,975
Total liabilities	2,947,978	3,167,573

Series A redeemable preferred stock	100,000	100,000

Stockholders' equity:
Common stock	11	11
Treasury stock	(138,639)	(134,293)
Additional paid-in capital	445,816	291,853
Accumulated other comprehensive income	9,119	9,119
Retained earnings	96,318	100,549
Total stockholders' equity	412,625	267,239
Non-controlling interests	66,232	—
Total equity	478,857	267,239
Total liabilities, redeemable preferred stock and equity	$3,526,835	$3,534,812

	Condensed Consolidated Statements of Cash Flows
	(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Cash flows from operating activities:
Net income	$14,305	$13,459	$18,144	$20,885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,762	32,944	97,303	101,433
Deferred income taxes	5,777	6,064	4,853	5,623
Loss on disposal of assets and impairment charges	168	1,407	4,159	5,486
Gain from sale-leaseback	—	—	—	(20,777)
Foreign currency loss (gain)	98	(15)	(52)	(76)
Amortization of deferred financing costs and debt discount	1,015	749	2,939	2,107
Gain from repurchase of Senior Notes	(4,903)	—	(7,444)	—
Amortization of deferred income	(4,962)	(6,579)	(14,006)	(15,344)
Accretion of asset retirement obligation	697	643	1,868	1,877
Non-cash rent	2,294	2,995	6,991	9,405
Charges to allowance for credit losses	230	277	851	819
Income from equity investment	11	(48)	(10)	(95)
Share-based compensation	4,913	3,884	14,995	10,878
Fair value adjustment of financial assets and liabilities	(465)	(1,498)	917	(9,109)
Other operating activities, net	—	21	—	(191)
Changes in assets and liabilities:
Increase in trade receivables	(37,534)	(275)	(101,894)	(17,330)
(Increase) decrease in inventory	(14,170)	4,183	(31,938)	28,218
Decrease (increase) in other assets	3,519	(5,944)	(4,607)	(9,540)
Increase (decrease) in accounts payable	15,008	(9,429)	56,209	(9,506)
Increase in other current liabilities	7,839	386	24,199	16,542
Decrease in asset retirement obligation	—	(261)	(357)	(604)
Increase in non-current liabilities	6,575	6,459	17,638	27,308
Net cash provided by operating activities	33,177	49,422	90,758	148,009
Cash flows from investing activities:
Purchase of property and equipment	(41,361)	(24,902)	(104,945)	(97,641)
Proceeds from sale of property and equipment	3,358	1,592	6,048	3,868
Government grant proceeds	659	—	3,958	—
Dividend received from equity investment	—	—	3,231	—
Loans to equity investment, net	—	17	—	48
Net cash used in investing activities	(37,344)	(23,293)	(91,708)	(93,725)
Cash flows from financing activities:
Receipt of long-term debt, net	15,690	—	24,431	37,302
Repayment of long-term debt	(5,707)	(6,379)	(225,064)	(18,624)
Repurchase of long-term debt	(56,759)	—	(91,858)	—
Principal payments on financing leases	(1,580)	(1,504)	(11,608)	(4,315)
Issuance of shares in APC IPO, net of underwriting discounts and commissions	—	—	210,426	—
Payment of APC IPO costs	—	—	(3,651)	—

Common stock repurchased	(51)	(4,182)	(4,554)	(20,773)
Dividends paid to non-controlling interests	(6,285)	—	(9,553)	—
Dividends paid on common stock	(3,365)	(3,378)	(10,096)	(10,288)
Dividends paid on redeemable preferred stock	(1,450)	(1,450)	(4,301)	(4,301)
Net cash used in financing activities	(59,507)	(16,893)	(125,828)	(20,999)
Net (decrease) increase in cash and cash equivalents and restricted cash	(63,674)	9,236	(126,778)	33,285
Effect of exchange rate on cash and cash equivalents and restricted cash	(95)	6	(137)	36
Cash and cash equivalents and restricted cash, beginning of period	260,568	316,487	323,714	292,408
Cash and cash equivalents and restricted cash, end of period	$196,799	$325,729	$196,799	$325,729

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Net income, including net income attributable to non-controlling interests	$14,305	$13,459	$18,144	$20,885
Interest and other financing expenses, net	11,114	20,145	43,270	53,514
Income tax expense	9,799	2,368	14,242	6,546
Depreciation and amortization	32,762	32,944	97,303	101,433
EBITDA	67,980	68,916	172,959	182,378
Acquisition and divestiture costs (a)	2,569	1,636	6,125	3,741
APC IPO Costs (b)	—	1,179	363	1,356
Loss (gain) on disposal of assets and impairment charges (c)	168	1,407	4,159	(15,291)
Share-based compensation expense (d)	4,913	3,884	14,995	10,878
Loss (income) from equity investment (e)	11	(48)	(10)	(95)
Adjustment to contingent consideration (f)	—	(1,541)	54	(1,816)
Expenses related to wage and hour claim settlement (g)	—	28	—	2,051
Other (h)	23	(300)	(63)	(248)
Adjusted EBITDA	$75,664	$75,161	$198,582	$182,954

Additional information
Non-cash rent expense (i)	$2,294	$2,995	$6,991	$9,405

(a) Eliminates costs incurred that are directly attributable to business acquisitions and divestitures (including conversion of retail stores to dealer locations) and salaries of employees whose primary job function is to execute the Company's acquisition and divestiture strategy and facilitate integration of acquired operations.

(b) Eliminates one-time costs incurred related to the APC IPO, which closed on February 13, 2026.

(c) Eliminates the non-cash loss (gain) from the sale or disposal of property and equipment, the loss (gain) recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites. Also includes a $20.8 million gain recorded in the second quarter of 2025 related to the expiration of a real estate purchase option received in 2021 that was accounted for as a sale-leaseback.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive programs in place to incentivize, retain, and motivate the Company's employees and members of the Board and APC's board of directors.

(e) Eliminates the Company's share of loss (income) attributable to its unconsolidated equity investment.
(f) Eliminates fair value adjustments primarily related to the contingent consideration owed to the seller for the 2020 Empire acquisition.
(g) Eliminates non-recurring expenses accrued in net income related to a wage and hour collective action settlement.
(h) Eliminates other unusual or non-recurring items that the Company does not consider to be meaningful in assessing operating performance.

(i) Non-cash rent expense reflects the extent to which GAAP rent expense recognized exceeded (or was less than) cash rent payments. GAAP rent expense varies depending on the terms of the Company's lease portfolio. For newer leases, rent expense recognized typically exceeds cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than cash rent payments.

Supplemental Disclosures of Segment Information

Retail Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$860,412	$744,405	$2,354,471	$2,183,194
Merchandise revenue	350,964	389,727	1,003,802	1,144,338
Other revenues, net	11,900	14,715	37,502	43,884
Total revenues	1,223,276	1,148,847	3,395,775	3,371,416
Operating expenses:
Fuel costs [1]	760,234	640,278	2,061,558	1,885,922
Merchandise costs	228,994	258,248	657,816	760,804
Site operating expenses	160,318	172,851	476,157	526,699
Total operating expenses	1,149,546	1,071,377	3,195,531	3,173,425
Operating income	$73,730	$77,470	$200,244	$197,991

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

Wholesale Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$957,611	$725,990	$2,549,162	$2,052,153
Other revenues, net	17,223	13,697	50,737	36,550
Other revenues, net – inter-segment	347	—	1,276	—
Total revenues	975,181	739,687	2,601,175	2,088,703
Operating expenses:
Fuel costs [1]	930,891	700,922	2,473,230	1,981,649
Site operating expenses	18,467	14,637	54,227	41,054
Total operating expenses	949,358	715,559	2,527,457	2,022,703
Operating income	$25,823	$24,128	$73,718	$66,000

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$183,553	$122,692	$486,195	$359,219
Other revenues, net	2,888	2,240	8,034	6,603
Total revenues	186,441	124,932	494,229	365,822
Operating expenses:
Fuel costs [1]	165,940	105,952	434,752	309,409
Site operating expenses	7,207	6,769	20,941	20,131
Total operating expenses	173,147	112,721	455,693	329,540
Operating income	$13,294	$12,211	$38,536	$36,282

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.